EXHIBIT 99.1

FOR MORE INFORMATION, CONTACT:
David H. Hoster II, President and Chief Executive Officer
N. Keith McKey, Chief Financial Officer
(601) 354-3555


                         EASTGROUP PROPERTIES ANNOUNCES
                           SECOND QUARTER 2007 RESULTS


o    Funds from  Operations of $17.5  Million or $.74 Per Share,  an Increase of
     7.2%
o    Net Income  Available  to Common  Stockholders  of $5.5 Million or $.23 Per
     Share
o    Same   Property  Net  Operating   Income   Growth  of  3.5%,   5.2%  Before
     Straight-Line Rent Adjustments
o    $30 Million Invested in Acquisitions and Development
o 17 Development Projects with Projected Costs of $132 Million Under Construction or In Lease-Up
o    $35 Million of Development  Transferred to the Portfolio;  Currently  98.5%
     Leased
o    Percentage Leased 97.6% - Highest Level Since 2000, Occupancy of 95.6%
o    Paid 110th Consecutive Quarterly Dividend - $.50 Per Share
o Debt-to-Total Market Capitalization of 33.6% at Quarter End with a Stock Price of $43.82 Per Share
o    Interest Coverage of 3.6x and Fixed Charge Coverage of 3.3x

JACKSON, MISSISSIPPI, July 24, 2007 - EastGroup Properties, Inc. (NYSE-EGP) announced today the results of its operations for the three and six months ended June 30, 2007.

FUNDS FROM OPERATIONS

For the quarter ended June 30, 2007, funds from operations (FFO) was $.74 per share compared with $.69 for the same period of 2006, an increase of 7.2% per share. The increase in FFO was mainly due to higher property net operating income (PNOI) of $3,380,000 (a 14.4% increase in PNOI). This increase in PNOI was primarily attributable to $1,325,000 from newly developed properties, $1,287,000 from 2006 and 2007 acquisitions and $818,000 from same property growth.

For the six months ended June 30, 2007, FFO was $1.46 per share compared with $1.39 for the same period of 2006, an increase of 5.0% per share; excluding land sales, the increase was 7.4% per share. The six months ended June 30, 2006 included a $.03 per share gain on land sales. The increase in FFO was mainly due to higher property net operating income (PNOI) of $6,162,000 (a 13.2% increase in PNOI). This increase in PNOI was primarily attributable to $2,421,000 from newly developed properties, $2,014,000 from 2006 and 2007 acquisitions and $1,802,000 from same property growth.

PNOI from same properties increased 3.5% for the quarter; 5.2% before straight-line rent adjustments. Rental rate increases on new and renewal leases (6.5% of total square footage) averaged 10.3% for the quarter; 3.2% before straight-line rent adjustments.

For the six months ended June 30, 2007, PNOI from same properties increased 3.9%; 5.3% before straight-line rent adjustments. Rental rate increases on new and renewal leases (11.6% of total square footage) averaged 10.8% for the six months; 3.5% before straight-line rent adjustments.

                                     -MORE-

   P. O. Box 22728 - JACKSON, MS 39225 - TEL . 601-354-3555 - FAX 601-352-1441

FFO and PNOI are non-GAAP financial measures, which are defined under Definitions later in this release. Reconciliations of FFO and PNOI to Net Income, the most directly comparable GAAP financial measure, are presented in the attached schedule "Reconciliations of Other Reporting Measures to Net Income."

David H. Hoster II, President and CEO, stated, "We are pleased with our increased percentage leased of 97.6% at June 30, 2007, which is the highest level since the third quarter of 2000. Occupancy was 95.6% at June 30, 2007 compared to 94.0% at June 30, 2006. In addition, we continue to experience growth in FFO per share with the second quarter of 2007 representing our twelfth consecutive quarter of increased FFO per share compared to the previous year's quarter. It was also the sixteenth consecutive quarter of positive same property results both with and without the straight-lining of rents, which illustrates the ongoing strength of our property operations."

EARNINGS PER SHARE

On a diluted per share basis, earnings per common share (EPS) was $.23 for the three-month period ended June 30, 2007 compared with $.22 for the same period of 2006. Diluted EPS was $.48 for the six-month period in 2007 compared to $.47 in 2006. The six months ended June 30, 2006 included $.05 per share gain on the sale of real estate investments compared to none in the same period of 2007.

DEVELOPMENT

Since the beginning of 2007, EastGroup has transferred nine development properties to the portfolio as detailed below:

                                                                                                     Percent          Projected
     Real Estate Properties Transferred                              Date                            Leased          Stabilized
          from Development in 2007                  Size         Transferred         Cost          at 7/24/07         Yield (1)
--------------------------------------------------------------------------------------------------------------------------------
                                               (Square feet)                     (In thousands)
Santan 10 II, Chandler, AZ...............           85,000         01/01/07       $   5,523           100%              9.4%
Oak Creek III, Tampa, FL.................           61,000         03/23/07           3,591           100%              9.3%
Southridge VI, Orlando, FL...............           81,000         04/01/07           5,326           100%              9.7%
Arion 16, San Antonio, TX................           64,000         04/20/07           3,896           100%             10.2%
Southridge III, Orlando, FL..............           81,000         04/20/07           5,362           100%              9.9%
Southridge II, Orlando, FL...............           41,000         05/01/07           4,239           100%             10.5%
World Houston 15, Houston, TX............           63,000         05/01/07           5,482            88%             10.0%
World Houston 23, Houston, TX............          125,000         05/01/07           7,836           100%             10.3%
Arion 17, San Antonio, TX................           40,000         06/01/07           3,196           100%             10.2%
                                                -----------                       ----------
   Total Developments Transferred........          641,000                        $  44,451
                                                ===========                       ==========

(1) Based on 100% occupancy and rents computed on a straight-line basis.

During the second quarter, we began construction of Beltway Crossing V (83,000 square feet in northwest Houston), Sky Harbor (a five building complex with 261,000 square feet in Phoenix) and Southridge 12 (a 404,000 square foot build-to-suit in Orlando). These three have a projected total investment of $48 million. For the full year, we expect to have development starts of over $110 million with a total of approximately 1.8 million square feet.

At June 30, 2007, EastGroup had 17 development properties containing 1,876,000 square feet with a projected total cost of approximately $132 million either in lease-up or under construction. These properties were collectively 36% leased at June 30, 2007 and 40% at July 24, 2007.

Mr. Hoster stated, "EastGroup's development program is the strongest it has ever been in the history of EastGroup. This is a reflection of both the strong leasing activity at our development properties and the vibrancy of our development submarkets. Our development program has been and, we believe, will continue to be a creator of shareholder value and a major contributor to our future growth in FFO. We are not a merchant builder. Our goal is to add quality, state-of-the-art investments to our portfolio and thereby increase total returns to our shareholders in both the short and long term."

                                     -MORE-

   P. O. Box 22728 - JACKSON, MS 39225 - TEL . 601-354-3555 - FAX 601-352-1441

PROPERTY ACQUISITIONS

In May 2007, the Company purchased Country Club Distribution Center II (45,000 square feet and 100% leased to one of our top ten customers) and 10 acres of land for future development of two additional properties in Tucson for $5.5 million. The building and the land are contained within a business park known as Country Club Commerce Center in which EastGroup already owns a building. This park is located in the Airport submarket between Tucson International Airport, Interstate 10 and Interstate 19.

In June, EastGroup acquired Industry Distribution Center III (28,000 square feet and 100% leased to a single customer) for $3 million. The purchase of Industry III complements our presence in our existing submarket in City of Industry, California and offers a potential redevelopment opportunity.

David H. Hoster II, President and CEO stated, "These property and land acquisitions during the second quarter illustrate our continued pursuit of both acquisition and potential development opportunities that we believe will enhance our portfolio as they become available."

DIVIDENDS

EastGroup paid dividends of $.50 per share of common stock in the second quarter of 2007, which was the 110th consecutive quarterly distribution to EastGroup's common stockholders. The annualized dividend rate of $2.00 per share yields 4.6% on the closing stock price of $43.67 on July 23, 2007.

EastGroup also paid quarterly dividends of $.4969 per share on its Series D Preferred Stock on July 13, 2007 to stockholders of record as of June 29, 2007.

STRONG FINANCIAL POSITION

EastGroup's balance sheet continues to be strong and flexible with debt-to-total market capitalization of 33.6% at June 30, 2007. For the quarter, the Company had an interest coverage ratio of 3.6x and a fixed charge coverage ratio of 3.3x. Total debt at June 30, 2007 was $542.5 million with floating rate bank debt comprising $145.5 million of that total.

In May 2007, the Company signed an application on a $75 million, nonrecourse first mortgage loan secured by properties containing 1,448,000 square feet. The loan is expected to close in mid August 2007 and will have a fixed interest rate of 5.57%, a ten-year term and an amortization schedule of 20 years. The proceeds of this mortgage will be used to reduce variable rate bank borrowings.

OUTLOOK FOR 2007

FFO per share for 2007 is estimated to be in the range of $2.99 to $3.03. The midpoint was increased from $2.98 per share to $3.01 per share. Diluted EPS for 2007 is estimated to be in the range of $.98 to $1.02. The table below reconciles projected net income to projected FFO.

                                                                        Low Range                     High Range
                                                                  Q3 2007       Y/E 2007        Q3 2007        Y/E 2007
                                                                --------------------------------------------------------
                                                                         (in thousands except for per share data)
                                                                --------------------------------------------------------
Net income                                                      $     6,253          25,999          6,729       26,951
Dividends on preferred shares                                          (656)         (2,624)          (656)      (2,624)
                                                                --------------------------------------------------------
Net income available to common stockholders                           5,597          23,375          6,073       24,327
Depreciation and amortization                                        12,000          47,721         12,000       47,721
                                                                --------------------------------------------------------
Funds from operations available to common stockholders          $    17,597          71,096         18,073       72,048
                                                                ========================================================

Diluted shares                                                       23,780          23,778         23,780       23,778

Per share data (diluted):
Net income available to common stockholders                     $      0.24            0.98           0.26         1.02
Funds from operations available to common stockholders          $      0.74            2.99           0.76         3.03

                                     -MORE-

   P. O. Box 22728 - JACKSON, MS 39225 - TEL . 601-354-3555 - FAX 601-352-1441

The following assumptions were used:

     o    Average occupancy of 95.0% to 96.0%.
     o    Same property NOI increase of 3% to 4.5%.
     o    Non-same property NOI:
          o Development properties not transferred to the portfolio as of January 1, 2006 contributing PNOI of $.36 per share.
          o Dispositions of operating properties totaling $3 million over the remainder of 2007.
     o Lease termination fees of $51,000 through June 30, 2007 and net termination fees of $796,000 in the fourth quarter.
     o    No sales of nondepreciable real estate.
     o    Floating rate bank debt at an average rate of 6%.
     o    New fixed rate debt of $75 million in August 2007 at 5.57%.

DEFINITIONS

The Company's chief decision makers use two primary measures of operating results in making decisions: property net operating income (PNOI), defined as income from real estate operations less property operating expenses (before interest expense and depreciation and amortization), and funds from operations available to common stockholders (FFO). EastGroup defines FFO consistent with the National Association of Real Estate Investment Trusts' definition, as net income (loss) computed in accordance with U.S. generally accepted accounting principles (GAAP), excluding gains or losses from sales of depreciable real estate property, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. FFO as defined by the Company refers to FFO available to common stockholders as it excludes dividends on preferred stock.

PNOI and FFO are supplemental industry reporting measurements used to evaluate the performance of the Company's investments in real estate assets and its operating results. The Company believes that the exclusion of depreciation and amortization in the industry's calculations of PNOI and FFO provides supplemental indicators of the properties' performance since real estate values have historically risen or fallen with market conditions. PNOI and FFO as calculated by the Company may not be comparable to similarly titled but differently calculated measures for other REITs. Investors should be aware that items excluded from or added back to FFO are significant components in understanding and assessing the Company's financial performance.

CONFERENCE CALL

EastGroup will host a conference call and webcast to discuss the results of its second quarter and review the Company's current operations on Wednesday, July 25, 2007, at 11:00 A.M. Eastern Time. A live broadcast of the conference call is available by dialing 1-800-895-0198 (conference ID EastGroup) or by webcast through a link on the Company's website at www.eastgroup.net. If you are unable to listen to the live conference call, a telephone and webcast replay will be available on Wednesday, July 25, 2007. The telephone replay will be available until Wednesday, August 1, 2007, and can be accessed by dialing 1-800-934-7693. Also, the replay of the webcast can be accessed through a link on the Company's website at www.eastgroup.net and will be available until Wednesday, August 1, 2007.

SUPPLEMENTAL INFORMATION

Supplemental financial information is available by request by calling the Company at 601-354-3555, or by accessing the report in the reports section of the Company's website at www.eastgroup.net.

COMPANY INFORMATION

EastGroup Properties, Inc. is a self-administered equity real estate investment trust focused on the development, acquisition and operation of industrial properties in major Sunbelt markets throughout the United States with an emphasis in the states of Florida, Texas, Arizona and California. The Company's goal

                                     -MORE-

   P. O. Box 22728 - JACKSON, MS 39225 - TEL . 601-354-3555 - FAX 601-352-1441
is to maximize shareholder value by being the leading provider in its markets of functional, flexible, and quality business distribution space for location sensitive customers primarily in the 5,000 to 50,000 square foot range. The Company's strategy for growth is based on ownership of premier distribution facilities generally clustered near major transportation features in supply-constrained submarkets. EastGroup's portfolio currently includes 23.4 million square feet with an additional 1,896,000 square feet of properties under development. EastGroup Properties, Inc. press releases are also available on the Company's website.

FORWARD-LOOKING STATEMENTS

The Company's assumptions and financial projections in this release are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to known and unknown risks and uncertainties, many of which the Company cannot predict, including, without limitation:

o    changes in general economic conditions;

o    the extent of tenant defaults or of any early lease terminations;

o the Company's ability to lease or re-lease space at current or anticipated rents;

o    changes in the supply of and demand for industrial/warehouse properties;

o    increases in interest rate levels;

o    increases in operating costs;

o    the availability of financing;

o    natural disasters and the Company's ability to obtain adequate insurance;

o    changes in governmental regulation, tax rates and similar matters; and

o other risks associated with the development and acquisition of properties, including risks that development projects may not be completed on schedule or that development or operating costs may be greater than anticipated.

Although the Company believes that the expectations reflected in the forward-looking statements are based upon reasonable assumptions at the time made, the Company can give no assurance that such expectations will be achieved. The Company assumes no obligation whatsoever to publicly update or revise any forward-looking statements.

                                     -MORE-

   P. O. Box 22728 - JACKSON, MS 39225 - TEL . 601-354-3555 - FAX 601-352-1441

                           EASTGROUP PROPERTIES, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                                   Three Months Ended           Six Months Ended
                                                                                        June 30,                    June 30,
                                                                                ----------------------------------------------------
                                                                                   2007          2006          2007          2006
                                                                                ----------------------------------------------------
REVENUES
Income from real estate operations                                              $  37,165        32,765        73,251        64,942
Other income                                                                           20            15            45            34
                                                                                ----------------------------------------------------
                                                                                   37,185        32,780        73,296        64,976
                                                                                ----------------------------------------------------
EXPENSES
Expenses from real estate operations                                               10,232         9,212        20,316        18,169
Depreciation and amortization                                                      12,026        10,182        23,221        20,503
General and administrative                                                          1,846         1,636         3,875         3,444
                                                                                ----------------------------------------------------
                                                                                   24,104        21,030        47,412        42,116
                                                                                ----------------------------------------------------

OPERATING INCOME                                                                   13,081        11,750        25,884        22,860

OTHER INCOME (EXPENSE)
  Equity in earnings of unconsolidated investment                                      73            65           149           139
  Interest income                                                                      34            21            56            43
  Interest expense                                                                 (6,905)       (6,397)      (13,076)      (12,732)
  Minority interest in joint ventures                                                (158)         (136)         (308)         (273)
                                                                                ----------------------------------------------------
INCOME FROM CONTINUING OPERATIONS                                                   6,125         5,303        12,705        10,037
                                                                                ----------------------------------------------------

DISCONTINUED OPERATIONS
  Income from real estate operations                                                    -           257             -           616
  Gain on sale of real estate investments                                               7            16            14         1,084
                                                                                ----------------------------------------------------
INCOME FROM DISCONTINUED OPERATIONS                                                     7           273            14         1,700
                                                                                ----------------------------------------------------

NET INCOME                                                                          6,132         5,576        12,719        11,737

Preferred dividends-Series D                                                          656           656         1,312         1,312
                                                                                ----------------------------------------------------

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS                                     $   5,476         4,920        11,407        10,425
                                                                                ====================================================

BASIC PER COMMON SHARE DATA
  Income from continuing operations                                             $    0.23          0.21          0.48          0.40
  Income from discontinued operations                                                0.00          0.01          0.00          0.08
                                                                                ----------------------------------------------------
  Net income available to common stockholders                                   $    0.23          0.22          0.48          0.48
                                                                                ====================================================

  Weighted average shares outstanding                                              23,550        21,932        23,541        21,907
                                                                                ====================================================

DILUTED PER COMMON SHARE DATA
  Income from continuing operations                                             $    0.23          0.21          0.48          0.39
  Income from discontinued operations                                                0.00          0.01          0.00          0.08
                                                                                ----------------------------------------------------
  Net income available to common stockholders                                   $    0.23          0.22          0.48          0.47
                                                                                ====================================================

  Weighted average shares outstanding                                              23,776        22,237        23,761        22,222
                                                                                ====================================================

Dividends declared per common share                                             $    0.50          0.49          1.00          0.98

                           EASTGROUP PROPERTIES, INC.
            RECONCILIATIONS OF OTHER REPORTING MEASURES TO NET INCOME
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                                                   Three Months Ended           Six Months Ended
                                                                                        June 30,                    June 30,
                                                                                ----------------------------------------------------
                                                                                   2007          2006          2007          2006
                                                                                ----------------------------------------------------
RECONCILIATIONS OF OTHER REPORTING MEASURES TO NET INCOME:

Income from real estate operations                                              $  37,165        32,765        73,251        64,942
Expenses from real estate operations                                              (10,232)       (9,212)      (20,316)      (18,169)
                                                                                ----------------------------------------------------

PROPERTY NET OPERATING INCOME (PNOI)                                               26,933        23,553        52,935        46,773

Equity in earnings of unconsolidated investment
     (before interest and depreciation)                                               193           187           390           383
Interest income                                                                        34            21            56            43
Other income                                                                           20            15            45            34
General and administrative expense                                                 (1,846)       (1,636)       (3,875)       (3,444)
                                                                                ----------------------------------------------------

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND
    AMORTIZATION (EBITDA)                                                          25,334        22,140        49,551        43,789

Income from discontinued operations (before depreciation and amortization)              -           410             -         1,055
Interest expense (1)                                                               (6,905)       (6,397)      (13,076)      (12,732)
Interest expense from unconsolidated investment                                       (87)          (89)         (175)         (178)
Minority interest in earnings (before depreciation and amortization)                 (199)         (174)         (387)         (348)
Gain on sale of nondepreciable real estate                                              7             6            14           655
Dividends on Series D preferred shares                                               (656)         (656)       (1,312)       (1,312)
                                                                                ----------------------------------------------------

FUNDS FROM OPERATIONS (FFO) AVAILABLE TO COMMON STOCKHOLDERS                       17,494        15,240        34,615        30,929

Depreciation and amortization from continuing operations                          (12,026)      (10,182)      (23,221)      (20,503)
Depreciation and amortization from discontinued operations                              -          (153)            -          (439)
Depreciation from unconsolidated investment                                           (33)          (33)          (66)          (66)
Minority interest depreciation and amortization                                        41            38            79            75
Gain on sale of depreciable real estate investments                                     -            10             -           429
                                                                                ----------------------------------------------------

NET INCOME AVAILABLE TO COMMON STOCKHOLDERS                                         5,476         4,920        11,407        10,425

Dividends on preferred shares                                                         656           656         1,312         1,312
                                                                                ----------------------------------------------------

NET INCOME                                                                      $   6,132         5,576        12,719        11,737
                                                                                ====================================================

DILUTED PER COMMON SHARE DATA: (2)
Income from continuing operations                                               $    0.23          0.21          0.48          0.39
Income from discontinued operations                                                  0.00          0.01          0.00          0.08
                                                                                ----------------------------------------------------
Net income available to common stockholders                                     $    0.23          0.22          0.48          0.47
                                                                                ====================================================

Funds from operations available to common stockholders                          $    0.74          0.69          1.46          1.39
                                                                                ====================================================

Weighted average shares outstanding for EPS and FFO purposes                       23,776        22,237        23,761        22,222
                                                                                ====================================================

(1) Net of capitalized interest of $1,413,000 and $1,057,000 for the three months ended June 30, 2007 and 2006, respectively; and $2,853,000 and $1,976,000 for the six months ended June 30, 2007 and 2006, respectively.
(2) Assumes dilutive effect of common stock equivalents.